SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

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Date of Report (Date of earliest event reported): December 19, 2003

C. R. BARD, INC.
(Exact Name of Registrant as Specified in Charter)

New Jersey	001-6926	22-1454160
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

730 Central Avenue Murray Hill, New Jersey		07974
(Address of Principal Executive Office)		(Zip Code)

(908) 277-8000
(Registrant's Telephone Number, Including Area Code)

ITEM 5. Other Events and Required FD Disclosure.

On December 19, 2003, in the action entitled Nelson N. Stone, M.D., et al. v. C. R. Bard, Inc., et al. in the United States District Court for the Southern District of New York, a jury returned a verdict in favor of the plaintiffs.  The action involves a dispute regarding whether the company breached agreements with the plaintiffs by failing to use appropriate efforts to promote the growth of a business that the company purchased from the plaintiffs, failed to pay consideration due under the agreement and induced the sale of the company by misrepresentation.  The jury awarded the plaintiffs $58 million.  The Company believes that the verdict is not supported by the evidence and that the amount of the award is grossly excessive.  The company will file post-trial motions to set aside the verdict or reduce the amount of the award and for a new trial.  The company expects these motions to be decided in the first quarter of 2004.  If unsuccessful in these motions, the company will file an appeal.

In connection with the jury's verdict, the company will take an unanticipated pre-tax charge of $58.0 million in the fourth quarter of 2003.  This payment would not have a material adverse effect on the company's liquidity. The company is comfortable with 2004 First Call consensus earnings estimates, and its sales, margin and operating guidance for 2004 remains unchanged.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

C. R. BARD, INC.

By: /s/ Todd C. Schermerhorn

Name: Todd C. Schermerhorn

Title: Senior Vice President and

Chief Financial Officer

December 19, 2003